Exhibit 4.4

DATED April 3, 2000

(1)	ORDINARY SHAREHOLDERS
(AS SET OUT IN SCHEDULE 1)

(2)	BOSMA LIMITED

(3)	GAMENOW. NET LIMITED

SHAREHOLDERS’ AGREEMENT

relating to

GAMENOW. NET LIMITED

FANGDA PARTNERS

19/F, SENMAO INTERNATIONAL BUILDING

101 YIN CHENG EAST ROAD

PUDONG NEW AREA

SHANGHAI 200120, P.R.C.

SHAREHOLDERS’ AGREEMENT

DATED April 3, 2000

BETWEEN:

(1)	THE PERSONS WHOSE NAMES ARE SET OUT IN PART A OF SCHEDULE 1 (each an “Ordinary Shareholder” and together the “Ordinary Shareholders”);

(2)	BOSMA LIMITED, a company incorporated in the British Virgin Islandswith its principal place of business at Pasea Estate, Road Town, Tortola, British Virgin Islands (“BOSMA”);

(3)	GAMENOW. NET LIMITED, a company incorporated in the Cayman Islands with its registered office at Second Floor, Zephyr House, Mary Street, P.O. Box 709, George Town, Grand Cayman, Cayman Islands, British West Indies (“Company”).

WHEREAS:

(A)	The Company has an authorized share capital of US$50,000 divided into 50,000 shares of par value of US$1.00 each.

(B)	Simultaneously with the execution thereof, and subject to and upon the completion of the Subscription Agreement (as defined herein) on the date of this Agreement, the Company has issued and alloted an aggregate of 15,500 Shares of par value of US$1.00 each to BOSMA. After such issue and allotment, the authorised share capital of the Company has been increased to US$100,000, and the Shares have been reclassified into Ordinary Shares and Series A Preference Shares and each Share has been split into 100 Shares of par value of US$0.01 each.

(C)	After the Share Restructuring (as defined in the Subscription Agreement), the Company has issued and alloted an aggregate of 3,450,000 Ordinary Shares of par value of US$0.01 each to the Founders.

(D)	The percentages of the Shareholders (as defined herein) in the share capital of the Company as constituted immediately after consummation of such Subscription Agreement are set out in Schedule 1.

(E)	This Agreement is entered into by the parties hereto for the purposes of regulating the business, affairs and management of the Group Companies (as defined herein) as from completion of the Subscription Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Articles” means the Articles of Association of the Company, as amended from time to time;

“Board” means the board of Directors for the time being of the Company or its Subsidiaries;

“Business Day” means a day, excluding Saturdays and Sundays, on which banks in Hong Kong, New York and Shanghai are open for general banking business throughout their normal business hours;

“Completion of the First Trance” means the completion of payment of the first tranche of the BOSMA’s Subscription Price, being US$500,000, by BOSMA to the Company;

“Confidentiality Agreement” means the agreement of non-disclosure of confidential information, non-compete and work products in the form of Schedule 10 to the Share Subscription Agreement;

“Director” means any director for the time being of the Company and where applicable, any alternate director;

“Dispose” means to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Encumbrance” means any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and “Encumber” shall be construed accordingly;

“Founders” means Mr. Zhu Jun ( ), Liu Feng ( ), Qin Jie ( ), Zhou Jing Fei( ) and Mr. Zhang Yong ( );

“Group Companies” means the Company and its Subsidiaries established or to be established from time to time;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Listing” means the admission or quotation of the Shares to the list of a quotation system of a Stock Exchange;

“Management Shareholder” means any Shareholder who is a director or an officer of a Group Company for the time being, for the purpose of this Agreement, excluding Mr. Zhu Jun ( ), Mr. Zhang Yong ( ) and any BOSMA designee to the Board;

“New Round of Finance” means the major round of finance by issuance of new Shares of other class or tranche of shares of the Company as determined by the Shareholders in accordance with Clause 4.

“Ordinary Shares” means ordinary shares of par value of US$0.01 each in the capital of the Company carrying the rights and privileges as set forth in the Articles, or shares of any class or classes resulting from any sub-division, consolidation or re-classification of such Ordinary Shares;

“PRC” means the People’s Republic of China;

“Qualified IPO” means an underwritten IPO in the United States of America pursuant to an effective registration under the US Securities Act 1933 covering the offer and sale of Shares to the public with a price of at least US$15.00 per share of par value of US$0.01 (as adjusted for any share splits, dividends, combinations, recapitalizations and the like), and with gross proceeds to the Company in excess of US$15 million, or a similar IPO on a recognized stock exchange not within the United States of America provided that such offering in terms of price, offering proceeds and regulatory approvals is reasonably equivalent to the aforesaid IPO in the United States of America;

“Series A Preference Shares” means series A preference shares of par value of US$0.01 each for a price of US$2.6452 per share in the capital of the Company carrying the rights and privileges as set forth in the Articles;

“Series A Preference Shareholder” means any holder of any Series A Preference Share;

“Senior Management Personnel” means the chief executive officer (CEO), chief finance officer (CFO), chief technology officer (CTO), chief operation officer (COO) and any other management personnel who shall directly report to the CEO;

“Service Agreement” means the service agreement in the form of Schedule 9 to the Share Subscription Agreement;

“Shares” means any of the Ordinary Shares and the Series A Preference Shares;

“Shareholders” means any or all of those persons at any time holding any class of Shares;

“Stock Exchange” means the National Association of Securities Dealers Automated Quotations (NASDAQ), the Stock Exchange of Hong Kong Limited, including its main board and the Growth Enterprise Market or such other stock exchange or stock quotation system as may be determined by the Board;

“Subscription Agreement” means the share subscription agreement of the same date of this Agreement and made between the same parties hereto;

“Subsidiary”means any joint venture, corporation, partnership or other entity in which the Company directly or indirectly holds a controlling interest in the form of registered capital, shares, membership, partnership interests or otherwise;

“Substantial Shareholder” means any Shareholder (except for the Series A Preference Shareholders) holding an aggregate of not less than 3% of the Ordinary Shares in issue for the time being; and

“US$” means United States dollars, the lawful currency of the United States of America.

1.2	In this Agreement:

(a)	references to Recitals, Clauses, Schedules and Exhibits are to the clauses and sub-clauses of, and the recitals, schedules and exhibits to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The Recitals, the Schedules and the Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	The expressions “Ordinary Shareholders” and “Series A Preference Shareholders” shall, where the context permits, include their respective successors, assignees and personal representative (where applicable).

2.	BUSINESS OF THE GROUP COMPANIES

2.1	The Group Companies shall not conduct any business or activity other than its existing business of creating, collecting, processing and providing contents and development of portals via the website www.gamenow.net.

2.2	Any business plan prepared by the Ordinary Shareholders for the Group Companies and delivered to BOSMA on or prior to the date hereof shall be carried out by the Group Companies on a best endeavour basis.

3.	THE BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETING

3.1	The maximum number of persons comprising each of the Board and the Subsidiary Boards shall be five (5). The number of directors to be nominated and appointed by each Shareholder relative to the total number of directors on the Board shall be proportionate to the number of Shares held by such Shareholder relative to the total number of issued Shares of the Company. Notwithstanding the above, in any event BOSMA shall be entitled to nominate and appoint not less than one (1) director on the Board.

3.2	Immediately after the Completion of the Subscription Agreement, the Board shall have five (5) directors, of which one (1) will be appointed by BOSMA. The directors on the Board immediately after the completion of the Subscription Agreement shall be as follows:

The Company:	Zhu Jun ( ) (acting as the Chairman of the Board)
Liu Feng ( )
Qin Jie ( )
Zhou Jing Fei ( )
Kevin H. J. Chiang ( )

3.3	Each of the Board and the Subsidiary Boards shall each convene a meeting at least once for each quarter of a year.

3.4	In relation to meetings of the Board and the Subsidiary Boards, a director shall be given not less than 15 Business Days’ written notice of meetings, but any meeting held without 15 Business Days’ written notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting in writing; and for this purpose, the presence of a director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting.

3.5	The Board shall give not less than 21 Business Days’ notice of meetings of Shareholders to those persons whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting.

3.6	A meeting of the Shareholders is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy:

(a)	holders of Shares representing at least 50% of the Series A Preference Shareholder then outstanding;

(b)	the holders of Ordinary Shares being not less than an aggregate of 50% of all Ordinary Shares in issue.

3.7	Each Series A Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series A Preference Shares into Ordinary Shares. The Series A Preference Shareholder and the Ordinary Shareholders shall vote together and not as a separate class, except as otherwise required by this Agreement or the Articles.

4.	MATTERS REQUIRING MAJORITY APPROVAL

4.1	Matters Requiring Majority Approval by the Shareholders

During the continuance in force of this Agreement, the Shareholders and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior approval of Shareholders holding at least 80% of the voting rights (being the total number of votes available to be casted in a general meeting of the Company, either in a general meeting or by resolution in writing):

(a)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series A Preference Shares;

(b)	any action that authorises, creates or issues shares of any class in the Company having preferences superior to or on a parity with the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

(c)	any new issue or allotment of any shares, securities or equity interest in any Group Company (except where such new issue or allotment falls within the exceptions in paragraphs (a), (b),(e) and (f) of Clause 10.1);

(d)	any issue or grant of any warrants, options or similar rights conferring on any person a right to acquire any shares, securities or equity interest in any Group Company (except where such issue or grant falls within the exceptions in paragraphs (a), (b),(e) and (f) of Clause 10.1);

(e)	any action that reclassifies or converts any issued shares of the Company into shares having preferences superior to or on a parity with the preference or priority of the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or distribution of the Company;

(f)	any material amendment, modification or change of the memorandum or articles of association or other similar documents of any of the Group Companies that adversely affects the rights of the Series A Preference Shares;

(g)	any merger, or consolidation of the Company with one or more corporations or any other entity(ies) as a result of which the shareholders of the Company immediately after such merger, sale or consolidation will hold securities representing a majority of the voting power of the outstanding securities of the surviving or resulting entity;

(h)	the sale or Disposal of or creation of any Encumbrance over all or substantially all of the assets or any material assets of any Group Company;

(i)	the commencement of liquidation, dissolution, winding up or termination of any Group Company or any merger, consolidation or amalgamation (or any other transaction of a similar nature) of any Group Company with any other entity;

(j)	the declaration or payment of any dividend which is not in accordance with the dividend policy set out in Clause 7.3 (other than a dividend payable solely by way of issue of Ordinary Shares);

(k)	any change in the business scope of any Group Company as set out in Clause 2 or any material change in any business plan of any Group Company presented to BOSMA;

(l)	any increase in or reduction of the authorized, issued or registered capital (as the case may be) of any Group Company or any sale, Disposal or the creation of any Encumbrance in respect of any equity interest in any Group Company;

(m)	any creation, grant or issue (or agreement to create, grant or issue) any option, warrant or similar rights for Shares to employees, directors or officers of any Group Company exceeding the amount set forth in Clause 9.1;

(n)	the appointment, removal, dismissal or termination of employment of the Senior Management Personnel of any Group Company; and

(o)	approval of the terms, conditions and other matters relating to the New Round Finance.

For any actions in paragraph (a), (b), (e) and (f), in addition to the approval of Shareholders holding at least 80% of the voting rights, the approval of holders holding more than 50% of the Series A Preference Shares in issue for the time being is also prerequisite.

4.2	Matters Requiring Majority Approval by the Directors

During the continuance in force of this Agreement, the directors and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions without being approved by two third (2/3) of the directors:

(a)	the incurrence of indebtedness by any Group Company (in one transaction or a series of related transactions) in excess of US$100,000;

(b)	any loan by any Group Company to any director, officer or employee of any Group Company;

(c)	the purchase or lease by any Group Company of any interest in any real property; or any motor vehicle involving, in any single transaction, an amount in excess of US$100,000;

(d)	the purchase by any Group Company of any shares, securities or equity interest in any other company, body corporate, partnership or other business entity involving an aggregate amount in excess of an aggregate of US$50,000 in any twelve (12) month period;

(e)	the increase in compensation or other form of benefits of any of the five (5) most highly compensated employees or officers of any Group Company by more than 25% in any twelve (12) month period;

(f)	any transaction or series of related transactions (the value or aggregate value of which exceeds US$25,000) between (i) any Group Company and (ii) any holder of Ordinary Shares or the director, officer or employee of any Group Company, which is not in the ordinary course of business or not on normal commercial terms; and

(g)	any change in the business scope of any Group Company as set out in Clause 2 or any material change in any business plan of any Group Company presented to BOSMA.

5.	OPTION ON SHARES OF MANAGEMENT SHAREHOLDERS

5.1	The Company shall have a call option on 225,000 Shares held by each Management Shareholder (“Option Shares”). The number of Shares subject to such call option shall reduce each year in equal instalments of 56,250 Shares held by each Management Shareholder.

5.2	The call option shall only be exercisable if, at any time during a period of four (4) years commencing from (and including) the date of this Agreement (“Option Period”), the Management Shareholder is in default (“Defaulting Management Shareholder”) of any terms or provision of the Confidentiality Agreement or the Service Agreement entered into between him and the Company, save and except for termination by the Group Companies other than for wilful neglect and/or gross negligence by anyManagement Shareholder in performing his obligations and duties under the Confidentiality Agreement and Service Agreement (“Termination”), whereupon the Company will have the option to purchase, and the Defaulting Management Shareholder will have to sell to the Company if the Company chooses to exercise such option, the number of Shares held by such Management Shareholder in accordance with the following table and at a consideration of US$1.00 only in the aggregate.

Table of Option Shares under the Call Option

If the date of Termination occurs	Option Shares under Call Option
1. within first (1st) year after (and including) the date of this Agreement	225,000 Shares held by the Defaulting Management Shareholder

2. within second (2nd) year after (and including) the date of this Agreement	168,750 Shares held by the Defaulting Management Shareholder

3. within third (3rd) year after (and including) the date of this Agreement	112,500 Shares held by the Defaulting Management Shareholder

4. within forth (4th) year after (and including) the date of this Agreement	56,250 Shares held by the Defaulting Management Shareholder

5. within fifth (5th) year after (and including) the date of this Agreement	0% of the total number of Shares held by the Defaulting Management Shareholder

5.3	The Company may exercise the Option Shares by serving a written notice (“Exercise Notice”) to the Defaulting Management Shareholder in case of any default by the Defaulting Management Shareholder. Upon the serving of the Exercise Notice and the payment of US$1.00, the sale and transfer of the relevant number of the Option Shares shall have been deemed as completed.

6.	RESTRICTIVE COVENANTS

6.1	For the purpose of assuring to the Company the full benefit of the business and goodwill of the Group Companies, each of the Management Shareholders undertakes to the Company that, during the Relevant Period and for a period of one year after the Relevant Period (“Restriction Period”), neither it/he nor any of its/his Associates will:-

(a)	be concerned with, engaged or interested in any business in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company in Hong Kong or in the PRC (“Territory”) at any time during the Restriction Period;

(b)	solicit in any manner in the Territory any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period; or

(c)	solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company.

6.2	Each undertaking in paragraphs (a), (b) and (c) of Clause 6.1 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

6.3	Each of the Management Shareholders hereby expressly acknowledges and declares that he has duly considered the undertakings set out in Clause 6.1 and considers that they are reasonable in the circumstances, and warrants and undertakes to the Company that it/he shall not challenge or query the validity and enforceability of these undertakings.

6.4	For the purposes of this Clause 6:

“Associates” means, in relation to any party hereto, (a) (in the case that such party is an individual) his spouse (“spouse”) and (b) any company or trust which may be, directly or indirectly, controlled by such party (and in the case that such party is an individual, including any company or trust controlled by his spouse) and for this purpose (i) a company or trust is controlled by one or more persons if he or they are entitled (whether absolutely or conditionally) to exercise or in effect control more than 50% of the voting or management rights in respect of such company and (ii) a trust is controlled by one or more persons if his or their wishes will generally be adhered to by the relevant trustees; and

“Relevant Period” means, in relation to the Management Shareholders hereto, the period during which it/he is a director, employee and/or has any direct or indirect interest (legal or beneficial) in the issued share capital of any of the Group Companies.

6.5	the Company shall procure that its key employees, officers and consultants and the key employees, officers and consultants of other Group Companies shall enter into the Confidentiality Agreement in the form of Schedule 10 to the Subscription Agreement.

7.	MANAGEMENT AND DIVIDEND

7.1	The Board shall nominate the CEO and ,upon BOSMA’s recommendation, nominate the CFO. All the other Senior Management Personnel shall be nominated by the CEO subject to the approval by the Board. The CEO shall be responsible for the operation of the business on behalf of the Company.

Following the Completion of the Subscription Agreement, initially, the CEO shall be Mr. Liu Feng ( ), the COO shall be Mr. Qin Jie ( ) and the CTO shall be Ms. Zhou Jing Fei ( ).

7.2	Save as otherwise provided in this Agreement or agreed between the parties, the Shareholders shall, and shall procure the directors nominated by them to, exercise their powers and control in relation to the Group Companies so as to ensure that each of the Group Companies shall:

(a)	carry on and conduct businesses and affairs in a proper and efficient manner and for its own benefit;

(b)	transact its business on arm’s length terms or on terms not less favourable than arm’s length terms;

(c)	keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business; and

(d)	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals.

7.3	Subject to the circumstances prevailing at the relevant time including, in particular, the working capital requirements of the Company, the Company shall distribute by way of dividend in accordance with the Articles in respect of each financial year such of its profits as are then lawfully available for distribution as shall be resolved by the Board provided that:

(a)	no dividends, whether by way of cash or in other form, should be declared, paid or distributed on any shares or securities of the Company unless and until (i) a dividend has first been declared on the Series A Preference Shares and has been paid in full to the Series A Preference Shareholder and (ii) the amount of such dividend per Series A Preference Share (on an as-converted basis) is not less than the dividend per share to be declared, paid or distributed on any other class of shares or securities; and

(b)	no dividend shall be declared or paid during the initial three (3) financial years of the Company since its incorporation.

8.	PUNITIVE SHARE TRANSFER

8.1	The Management Shareholders shall make their best efforts to achieve the following by the end of the fifth (5) months period after the Completion of the First Tranche:

(1)	8 million page view per day on the website of www.gamenow.net; and

(2)	0.4 million membership for the website of www.gamenow.net.

8.2	If the page view and membership of the website of www.gamenow.net are lower than the numbers prescribed in Clause 8.1 above by 20%, then

(i)	BOSMA shall be entitled to, and each of the Management Shareholders as constituted on the date hereof shall take all necessary actions to transfer to BOSMA, respectively, 50,000 of the Shares of the Company held by them, totalling 150,000 Shares, for no consideration.

(ii)	Zhu Jun shall be entitled to, and each of the Management Shareholders shall take all necessary actions to transfer to Zhu Jun, respectively, 16,667 of the Shares of the Company held by them, totalling 50,001 Shares, for no consideration.

9.	EMPLOYEE OPTION VESTING

9.1	The Board shall have power to grant Share options to the employees, directors and officers of any Group Company to acquire Ordinary Shares; provided that the total number of Shares issued pursuant to such options and the total number of Shares for the time being subject to such options shall not in aggregate exceed 15% of the total issued share capital of the Company at any time (calculated on a fully-diluted basis) and shall not exceed 100,000 Shares (as-exercised) in any grant to a single employee, director or officer.

9.2	Any Shares granted to any employees, directors and officers of any Group Company pursuant to the Share options referred to in Clause 9.1 shall be subject to vesting and repurchase by the Company over a four-year period (in each case subject to such person’s continued service to the Company and/or any other Group Company) upon such terms and conditions as the Board shall think fit and approved by the Shareholders.

10.	PREEMPTIVE RIGHTS

10.1	Except as provided in paragraphs (a) to (f) below, namely:

(a)	conversion rights applicable to the Series A Preference Shares;

(b)	securities issued pursuant to a Qualified IPO;

(c)	securities issued in consideration of the acquisition by the Company of another corporation by merger or purchase of substantially all its assets;

(d)	securities issued in connection with any stock split, stock consolidation or stock dividend of the Company or recapitalizations which do not affect the respective percentage equity interest of the Shareholders;

(e)	securities issued to employees, officers or directors of any Group Company pursuant to stock option plans or other stock incentive arrangements that are approved by the Board provided that the issue of such securities shall be subject to the restrictions set forth in Clause 9; and

(f)	securities issued pursuant to the consent in writing of all Shareholders for the time being,

the Company will not, and will procure that none of the Group Companies will, authorise, create or issue any shares or securities of any class and will not and will procure that none of the Group Companies will, authorise, issue or grant any options, warrants, conversion rights or other rights to purchase or acquire any shares or securities of any class without first offering the Shareholders the right of first offer described in this Clause 10.

10.2	The Shareholders shall have a right of first offer to purchase and subscribe for an amount of securities of the Company of any class or kind which the Company proposes to issue (“Preemptive Securities”) sufficient to maintain their proportionate beneficial ownership interests in the Company (on an as-converted, fully diluted basis).

10.3	If the Company wishes to make any issue of Preemptive Securities, it shall prior to such issue give all the Shareholders thirty (30) Business Days written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of Preemptive Securities to be offered and the price for which the Company proposes to offer such Preemptive Securities and any other material terms of such issue), and shall constitute an offer to issue the Preemptive Securities to all the Shareholders on such terms and conditions.

10.4

Any Shareholder may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within thirty (30) Business Days after receipt of the notice of the Company of the proposed issue. Any Shareholder in exercising its right of first offer shall be entitled to participate in the purchase of Preemptive Securities on a pro rata basis to the extent necessary to maintain such Shareholder’s proportionate beneficial ownership interest in the Company (such Shareholders’ “Pro Rata Portion”) (and for purposes of determining such Shareholders’ Pro Rata Portion, any Shareholder or other security holder shall be treated as owning that number of Shares into which any outstanding convertible shares may be converted and for which any outstanding options may be exercised). If any Shareholder fails to purchase or does not accept its pro rata portion, the other Shareholders shall, among them, have the right to purchase up to the balance of the Preemptive Securities not so purchased. The Shareholder willing to purchase shall notify the Company of its desire to purchase more than its Pro Rata Portion( the “Oversubscription”). If, as a result thereof, such Oversubscription exceeds the total number of Preemptive Securities available in respect of such Oversubscription privilege, the oversubscribing

Shareholders shall be cut back with respect to their Oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Portion.

10.5	If any Shareholder elects to exercise its right of first offer but does not complete the purchase of such Preemptive Securities within 14 days after delivery of its Acceptance Notice to the Company, the Company may complete the sale of Preemptive Securities on the terms and conditions specified in the Company’s notice within 7 days following the expiration of such 14 day period.

10.6	If the Company does not complete the issue of the Preemptive Securities within such 7 days’ period, the right of first offer provided in this Clause 11 in respect of such Preemptive Securities shall be deemed to be revived and the Preemptive Securities shall not be offered to any person unless first reoffered to the Shareholders in accordance with Clause 10.2.

11.	RIGHT OF FIRST REFUSAL

11.1	Subject to Clause 12.6, before any Shares may be sold or otherwise transferred or Disposed of by a Substantial Shareholder or a Management Shareholder (“Selling Shareholder”) (including transfer by gift or operation of law ), other Shareholders shall have a right of first refusal (“Right of First Refusal”) to purchase such shares (“Offered Securities”) in accordance with the terms of this Clause 11.

11.2	Before the transfer of any Offered Securities, the Selling Shareholder shall deliver to the Company and the other Shareholders a written notice (“Transfer Notice”) stating:

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities;

(b)	the name of each proposed purchaser or other transferee (a “Proposed Transferee”);

(c)	the number of Offered Securities to be transferred to each Proposed Transferee; and

(d)	the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities (“Offered Price”).

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the Offered Price to the other Shareholders.

11.3	(a) Each non-transferring Shareholder shall have the right, upon notice to the Selling Shareholder at any time within 30 days after receipt of the Transfer Notice (“Purchase Right Period”), to purchase its Pro Rata Share of all or any of such Offered Securities at the Offered Price and upon the same terms (or terms as similar as reasonably possible) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from the other Shareholders (“Buying Shareholder”), sell such Offered Securities to the Buying Shareholder pursuant to such terms. In respect of a Buying Shareholder , his “Pro Rata Share” for the purposes of this Clause shall mean the ratio of (i) the number of Shares held by him (on an as-converted basis) (collectively, the “Aggregate Shares”) bears to (ii) the total number of Shares held by the Buying Shareholders and any other Shareholders who are also entitled to and who elects to purchase the Offered Shares (on an as-converted basis for Series A Shares).

(b)	The Selling Shareholder shall grant to the Buying Shareholder(s) the right of Oversubscription such that, if any other Shareholder is also entitled to the Offered Shares and fails to purchase its pro rata share, the other Buying Shareholder(s) shall have the right to purchase, on a pro rata basis, up to the balance of the Offered Securities not so purchased. Such right of Oversubscription may be exercised by other Shareholders by notifying the Selling Shareholders of its desire to purchase more than its Pro Rata Share.

(c)	Upon expiration of the Purchase Right Period, the Selling Shareholder will provide notice to each Shareholder as to whether or not the Right of First Refusal has been exercised by other Shareholders (“Expiration Notice”).

11.4	If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by any Buying Shareholder, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in Clause 12, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within fourteen (14) days after the date of the Expiration Notice and provided further that the Proposed Transferee agrees in writing that the provisions of this Agreement shall continue to apply to the Offered Securities that are transferred to such Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee(s) within such fourteen-day period, such Selling Shareholder will not transfer or Dispose of any Offered Securities unless such securities are first re-offered to the other Shareholders in accordance with this Clause 11.

12.	CO-SALE RIGHTS

12.1	To the extent that the Right of First Refusal referred to in Clause 11 is not exercised by any other Shareholder, each non-transferring Shareholder shall have the right to participate in any sale or Disposal to the Proposed Transferee upon the same terms and conditions as set forth by the Selling Shareholder in the Transfer Notice, subject to the terms and conditions set forth in this Clause 12. The non-transferring Shareholders shall exercise their right by delivering to the Selling Shareholder, within five (5) Business Days after receipt of the Expiration Notice, written notice of its intention to participate, specifying the number of Shares they desire to sell to the Proposed Transferee. At the closing of the transaction, the non-transferring Shareholders shall deliver one or more certificates representing the number of Shares which they elect to sell hereunder together with instrument of transfer and other documents necessary for transfer of such Shares to the Proposed Transferee, and the Selling Shareholder shall pay to such non-transferring Shareholder a pro rata amount of the purchase price received from the Proposed Transferee.

12.2	A non-transferring Shareholder shall have the right to sell up to that number of Shares equal to the product of (1) the number of Offered Securities multiplied by (2) a fraction, the numerator of which is the number of Shares issued and outstanding (on as-converted basis), and the denominator of which is (i) the number of the Shares issued and outstanding (on an as-converted basis) plus (ii) the number of Shares (on an as-converted basis) held by the Selling Shareholder and all others who are also entitled and elect to participate in the sale of the Offered Shares. In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Offered Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Securities in the above equation for the purpose of determining the non-transferring Shareholder’s participation rights.

12.3	To the extent that any Proposed Transferee prohibits such assignment or otherwise refuses to purchase Shares from any other Shareholder exercising its rights of co-sale under this Clause 12, the Selling Shareholder shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such Shares from such Shareholder on the same terms and conditions specified in the Transfer Notice.

12.4	The exercise or non-exercise of the right to participate under this Clause 12 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect the other Shareholders’ right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to this Clause 12.

12.5	Any sale, assignment or other transfer or Disposal of Offered Securities by any Selling Shareholder contrary to the provisions of this Agreement shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Offered Securities sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until such Selling Shareholder has satisfied the requirements of this Agreement with respect to such sale or Disposal. A Selling Shareholder shall provide the Company and the Shareholders with written evidence that such requirements have been met or waived prior to consummating any sale, assignment or other transfer of securities, and no Shares shall be transferred on the books of the Company until such written evidence has been received by the Company and the Shareholders or the transfer of the Shares is consented to by all Shareholders for the time being in writing.

12.6	The Right of First Refusal set forth in Clause 11 and the co-sale rights set forth in Clauses 12.1 to 12.5 shall not apply to:

(a)	any transfer or other Disposal of Shares among the Shareholders of the Company as at the date hereof;

(b)	any transfer to a wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder (each a “Permitted Transferee”); provided that in each case the Selling Shareholder shall remain to be bound by this Agreement and the Permitted Transferee shall agree to be bound by this Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

12.7	In the event that any Shareholder exercises its co-sale rights under this Clause 12, only customary warranties as to title shall be given by such Shareholder to the transferee, and the sale shall not otherwise be subject to any other terms, conditions, warranties or indemnities.

12.8	Notwithstanding any other provision of this Agreement, no transfer may be made unless the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence substantially in the form attached hereto as Schedule 3.

12.9	The certificates evidencing the Shares of the Company shall bear, in addition to any other legend required under the applicable laws, the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RIGHTS, INCLUDING RESTRICTIONS ON TRANSFER, AS SET FORTH IN A SHAREHOLDERS’ AGREEMENT

ENTERED INTO BY THE HOLDER OF THESE SHARES, THE ISSUER AND CERTAIN SHAREHOLDERS OF THE ISSUER.”

12.10	The legends referred to in Clause 12.9 shall be removed upon termination of this Agreement.

13.	ACCESS TO INFORMATION

13.1	As from the date of Completion (as defined in the Subscription Agreement), the Company shall deliver to the Shareholders, the following documents of each Group Company:

(a)	audited consolidated annual financial statements within 90 days after the end of each financial year, audited by a recognized accounting firm of the Company’s choice;

(b)	unaudited consolidated quarterly financial statements within 45 days of the end of each financial quarter;

(c)	unaudited consolidated monthly financial statements within 30 days of the end of each month;

(d)	copies of all documents and information sent to any Shareholder (in his capacity as a shareholder of the Company); and

(e)	an annual consolidated budget within 30 days prior to the end of each financial year.

All the financial statements referred to in this Clause 13.1 shall be prepared in conformance with the Generally Accepted Accounting Principles (GAAP) in the United States or other internationally accepted accounting principles approved by the Board and shall include a balance sheet, profit and loss accounts, income statement and statement of cash flows and all directors’ notes thereto.

13.2	For so long as any Shareholder holds any Shares of the Company, the Shareholder shall have the following rights during normal business hours upon 7 Business Days notice to the CEO: (i) inspection rights of the books and records (including without limitation financial records) of all Group Companies; and (ii) inspection rights of the plant, equipment, stock in trade and facilities of any Group Companies.

13.3

The information and inspection rights under Clauses 13.1 and 13.2 shall be terminated on the consummation of a Qualified IPO. For a period of three (3) calendar years following such Qualified IPO, the Company shall promptly deliver to the Shareholders copies of all annual, interim and/or quarterly reports to shareholders and all other filings required to be made with the applicable regulatory, securities exchange or governmental authorities.

14.	REGISTRATION RIGHTS

14.1	The parties hereto acknowledge that it is an objective of the Company to take the Company public as soon as possible.

14.2	BOSMA shall be entitled to the registration rights set out in Schedule 5. Such registration rights shall terminate upon the expiry of 7 years from the date of completion of the Subscription Agreement. In the event that the Company (or as the case may be, the relevant entity resulting from any merger, reorganization or other arrangements made by the Company for the purposes of a public offering) seeks Listing on a stock exchange outside of the United States of America, the parties hereto agree that the Series A Preference Shareholders shall, to the extent permitted by the relevant laws, regulations and rules of the relevant stock exchange and the jurisdiction in which it is located, have the same registration rights or rights as similar to such registration rights as permissible under such relevant laws, regulations and rules of the United States.

15.	WINDING UP

15.1	On a return of capital on liquidation, winding up, dissolution or otherwise (other than on conversion, redemption or purchase of shares) the assets of the Company available for distribution among the Members shall be applied in repaying to the holders of each Series A Preference Share the following amounts (“Preference Amounts”), in priority to any repayment to the holders of any other class of shares or securities:-

(i)	the amount of any declared but unpaid dividend relating to the Series A Preference Share, to be calculated up to and including the date of commencement of the liquidation, winding up, dissolution or of the return of capital;

(ii)	the Subscription Price of the Series A Preference Share; and

(iii)	a premium per Series A Preference Share at a rate of 8% yield per annum (to be compounded annually) on the Subscription Price for the period from the date of issue and allotment of such Series A Preference Share up to and including the date of commencement of the liquidation, winding up, dissolution or of the return of capital.

15.2

In the case that the assets of the Company are not sufficient for the distribution referred to in paragraph (a) of this Clause 15, such assets shall be distributed to the holders of each Series A Preference Share pro rata to the Preference Amounts each Series A Preference Shareholder would otherwise be entitled to.

15.3	All assets remaining after the distribution referred to in paragraph (a) of this Clause 15 shall be available for distribution to the holders of each Ordinary Share pro rata to the amount of capital paid up on such shares.

15.4	For the purpose of this Clause 15, any merger, sale or consolidation of the capital of the Company which results in the shareholders not retaining a majority of the voting power of the surviving company, or a sale or Disposal of all or substantially all the assets of the Company shall constitute a liquidation, winding-up or dissolution of the Company whereupon the distribution of assets as specified in this Clause 15 shall be carried out.

16.	COMMENCEMENT AND TERMINATION

16.1	This Agreement shall only take effect and become legally binding on the parties immediately upon (and only upon) the completion of the Subscription Agreement. If for any reason the Subscription Agreement is not completed or is rescinded, this Agreement shall have no legal force or effect nor binding on the parties.

16.2	This Agreement shall continue in full force and effect until the earlier of the following:

(a)	the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity; or

(b)	the consummation of a Qualified IPO.

16.3	Notwithstanding the provision of Clause 16.2, the registration rights under Clause 14 shall be terminated in accordance with Clause 14 or Clause 16.2, whichever is the later.

16.4	This Agreement shall terminate:

(a)	if all the Shares are held beneficially by one Shareholder; or

(b)	in relation to any Shareholder, subject to Clause 12.6, after such Shareholder shall have ceased to be a shareholder of Company.

16.5	Termination of this Agreement shall not release any party from any liability which at the time of termination has already accrued to the other parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

16.6	The parties hereto agree that any new Shareholder shall be required to sign a deed of adherence in the form of Schedule 4 confirming its agreement to be bound by this Agreement as a condition of his becoming a Shareholder.

17.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such proposals, representations, warranties, agreements or undertakings.

19.	NATURE OF THIS AGREEMENT

In the event of any conflict between the provisions of the Agreement and the terms of the memorandum or articles of association of the Company, the provisions of this Agreement shall prevail and, if any of the parties hereto shall so require, the memorandum of association or the articles of the Company shall be revised so as to reflect the provisions of this Agreement.

20.	ASSIGNMENT AND COUNTERPARTS

20.1	This Agreement shall be binding on and shall enure for the benefits of the successors and assigns of the parties hereto.

20.2	BOSMA may assign and transfer its rights, benefits and obligations of and in this Agreement to a company which is an affiliate of BOSMA.

20.3	Save as aforesaid, and save as provided herein (including, without limitation, as provided in Schedule 4 hereto), no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

20.4	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

21.	NOTICES AND OTHER COMMUNICATION

21.1	Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 2. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by post (or, if sent to an address outside of Hong Kong, so sent by courier) shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail) and five (5) Business Days after the date of despatch (in the case of overseas registered/certified mail).

21.2	Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

22.	COSTS AND EXPENSES

The Company shall bear its own costs and expenses in respect of the transactions contemplated by this Agreement and all other expenses for the implementation of such transactions, provided that all capital fee and stamp duty (if any) relating to the issue of Ordinary Shares upon conversion of the Series A Preference Shares shall be borne by the Company.

23.	SEVERAL LIABILITIES

The liabilities of BOSMA and each of the Ordinary Shareholders under this Agreement shall be several, and none of them shall be liable or responsible for any act, default, omission or breach of the other(s).

24.	GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in respect of this Agreement.

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by ZHU JUN ( ))
in the presence of:	)

SIGNED by LIU FENG ( ))
in the presence of:	)

SIGNED by QIN JIE ( ))
in the presence of:	)

SIGNED by ZHOU JING FEI ( ))
in the presence of:	)

SIGNED by ZHANG YONG ( ))
in the presence of:	)

SIGNED by	)
)
for and on behalf of BOSMA LIMITED	)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	)
GAMENOW.NET LIMITED	)
in the presence of:	)

SCHEDULE 1

PERSONS NAMED IN AS SHAREHOLDERS

Part A: Ordinary Shareholders

Names	Ordinary Shares Held as at the date of this Agreement
Zhu Jun ( )	1,656,000

Liu Feng ( )	448,500

Qin Jie ( )	448,500

Zhou Jing FeiZhou Jing Fei ( )	448,500

Zhang Yong ( )	448,500

Total:	3,450,000

Part B: Series A Preference Shareholder

Names	Series A Preference Shares Held after the Completion of Share Subscription Agreement
Bosma Limited	1,550,000

SCHEDULE 2

ADDRESS AND FAX NUMBERS FOR NOTIFICATION

1.	Name	:	Zhu Jun ( )
	Address	:	10 F, Yi Dian Mansion, No. 746 Zhaojiabang Road,
Shanghai 200030
	Fax No.	:	6445 5519

2.	Name	:	Liu Feng ( )
	Address	:	10 F, Yi Dian Mansion, No. 746 Zhaojiabang Road,
Shanghai 200030
	Fax No.	:	6467 2284

3.	Name	:	Qin Jie ( )
	Address	:	10 F, Yi Dian Mansion, No. 746 Zhaojiabang Road,
Shanghai 200030
	Fax No.	:	6467 2284

4.	Name	:	Zhou JingFei ( )
	Address	:	10 F, Yi Dian Mansion, No. 746 Zhaojiabang Road,
Shanghai 200030
	Fax No.	:	6467 2284

5.	Name	:	Zhang Yong ( )
	Address	:	10 F, Yi Dian Mansion, No. 746 Zhaojiabang Road,
Shanghai 200030
	Fax No.	:	6467 2284

6.	Name	:	BOSMA LIMITED
	Address	:	22/F, Hung Lung Center, 2-20 Paterson Street, Causeway Bay, Hong Kong
	Fax No.	:	00852-25773509
	Attention	:	Mr. Raymond Tang

7.	Name	:	GAMENOW.NET (LIMITED)
	Address	:	22/F, Hung Lung Center, 2-20 Paterson Street, Causeway Bay, Hong Kong
	Fax No.	:	00852-25773509
	Attention	:	Mr. Raymond Tang

SCHEDULE 3

FORM OF DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the                      day of      [2000]

BETWEEN:

(1)	GAMENOW.NET LIMITED (the “Company”); and

(2)	[Name of Shareholders] (the “New Shareholder”).

WHEREAS:

(A)	On day of ,2000, the Company and this Shareholder entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”) to which a form of this Deed is attached as Schedule 3.

(B)	The Shareholder wishes to [be allotted/have transferred to him/her/it] [ ] ordinary shares (the “Shares”) in the capital of the Company from [ ](the “Old Shareholder”) and in accordance with Clause 12.8 of the Shareholders’ Agreement has agreed to enter into this Deed.

(C)	The Company enters this Deed on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW THIS DEED WITNESSES as follows:

1.	Interpretation.

In this Deed, except as the context may otherwise require, all words and expressions defined in the Shareholders’ Agreement shall have the same meanings when used herein.

2.	Covenant.

The New Shareholder hereby covenants to the Company as trustee for all other Persons who are at present or who may hereafter become bound by the Shareholders’ Agreement, and to the Company itself to adhere to and be bound by all the duties, burdens and obligations of a Shareholder holding the same class of shares as the Shares imposed pursuant to the provisions of the Shareholders’ Agreement and documents expressed in writing to be supplemental or ancillary thereto as if the New Shareholder had been an original Party to the Shareholders’ Agreement since the date the thereof.

3.	Enforceability.

Each existing Shareholder and the Company shall be entitled to enforce the Shareholders’ Agreement against the New Shareholder, and the New Shareholder shall be entitled to all rights and benefits of the Old Shareholder (other than those that are non-assignable) under the Shareholders’ Agreement in each case as if the New Shareholder had been an original Party to the Shareholders’ Agreement since the date thereof.

4.	Governing Law.

The formation, validity, interpretation, execution, amendment and termination of, and settlement of disputes under this deed of adherence shall be governed by the laws of Hong Kong.

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed on the date first above written.

GAMENOW.NET LIMITED

By:
Name:
Title:

[Name of New Shareholder]

By:
Name:
Title:

SCHEDULE 4

REGISTRATION RIGHTS

1.	Definitions

For the purposes of this Schedule 4:

(a)	Registrable Securities

“Registrable Securities” shall mean:

(1)	any Ordinary Shares issued or to be issued pursuant to conversion of any Series A Preference Shares;

(2)	any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Share; and

(3)	any other Ordinary Shares owned or hereafter acquired by the Series A Preference Shareholders.

Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 4 are not assigned in accordance with the Shareholders’ Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act of 1933 of the United States of America (“Securities Act”), or in a registered offering, or otherwise.

(b)	The Outstanding Registrable Securities

The number of “the Outstanding Registrable Securities” means the number of Shares that are Registrable Securities and are then issued and outstanding.

(c)	Holder

“Holder” shall mean any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Schedule 4 have been duly assigned in accordance with this Agreement.

(d)	Form F-3

“Form F-3” shall mean any such form under the Securities Act coming into effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the Securities and Exchange Commission of the United States of America (“Commission”). Such form permits the inclusion or incorporation of substantial information by reference to other documents filed by the Company with the Commission.

2.	Demand Registration

(a)	Request by Holders

If the Company shall, at any time after the consummation of a Qualified IPO, receive a written request from the Holders possessing at least twenty-five percent (25%) of the Outstanding Registrable Securities that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this paragraph 2, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all the Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered in such registration by providing written notice to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations set forth in this paragraph 2;

(b)	Underwriting

If the Holders initiating the registration request under this paragraph 2 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this paragraph 2 and the Company shall include such information in the written notice referred to in paragraph 2(a). In such an event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All the Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this paragraph 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all the Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of the Outstanding Registrable Securities held by each Holder requesting registration (including the initiating Holders); provided, however, in all public offering of securities other than a Qualified IPO, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), which notice shall be delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)	Maximum Number of Demand Registrations

The Company shall be obligated to effect only three (3) such registrations pursuant to paragraph 2.

(d)	Deferral

Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to paragraph 2, a certificate signed by a director of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) months period.

(e)	Expenses

All expenses incurred in connection with any registration, pursuant to paragraph 2, including without limitation all federal and blue sky registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company. Each Holder participating in a registration pursuant to this paragraph 2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers, and the Holders’ legal fees, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this paragraph 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the the Outstanding Registrable Securities agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to paragraph 2 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this paragraph 2.

3.	Piggyback Registrations

The Company shall notify all the Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Underwriting

If a registration statement under which the Company gives notice under this paragraph 3 is for an underwritten offering, then the Company shall so advise the Holders. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this paragraph 3 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All the Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)	Expenses

All expenses incurred in connection with a registration pursuant to this paragraph 3 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders and legal-fees of counsel for the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(c)	Not Demand Registration

Registration pursuant to this paragraph 3 shall not be deemed to be a demand registration as described in paragraph 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under paragraph 3.

4.	Form F-3 Registration

4.1	In case the Company shall, at any time after it has become eligible to use Form F-3, receive from any Holder or Holders of a majority of all the Outstanding Registrable Securities a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice

promptly give written notice of the proposed registration and the Holder’s or Holders request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration

as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by paragraph 4(a);

4.2	Expenses

The Company shall pay all expenses incurred in connection with each registration requested pursuant to this paragraph 4 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), including without limitation federal and “blue sky” registration, filing and qualification fees, primers’ end accounting fees, and fees and disbursements of counsel.

4.3	Deferral

Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting the filing of a registration statement pursuant to paragraph 4, a certificate signed by a director of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

4.4	Not Demand Registration

Form F-3 registrations shall not be deemed to be demand registrations as described in paragraph 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this paragraph 4.

5.	Obligations of the Company

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement

prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days;

(b)	Amendments and Supplements

prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c)	Prospectuses

furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration;

(d)	Blue Sky

use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)	Underwriting

in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;

(f)	Notification

notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(g)	Opinion and Comfort Letter

furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent auditors of the Company, in form and substance as is customarily given by independent auditors to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

6.	Furnish Information

It shall be a condition precedent to the obligations of the Company to take any action pursuant to paragraphs 2, 3 or 4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

7.	Indemnification

In the event any Registrable Securities are included in a registration statement under paragraphs 2, 3 or 4:

(a)	By the Company

To the extent permitted by law the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

(iii)	any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in paragraph 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)	By Selling Holders

To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this paragraph 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this paragraph 7(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)	Notice

Promptly after receipt by an indemnified party under paragraph 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under paragraph 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under paragraph 7 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under paragraph 7.

(d)	Survival

The obligations of the Company and the Holders under paragraph 7 shall survive until the fifth anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

8.	No Registration Rights to Third Parties

Without the prior written consent of the Holders of a majority in interest of the Outstanding Registrable Securities, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Exhibit D, or otherwise) relating to shares of the Series A Preference Shares or any other voting securities of the Company, other than rights that are subordinate in right to the Series A Preference Shareholders.

9.	Assignment

The registration rights under this Exhibit D may be assigned to any Holder; provided however that:

(a)	no party may be assigned any of such rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and

(b)	any such assignee shall receive such assigned rights subject to the terms and conditions of this Agreement, including without limitation the provisions in paragraph 9.

INDEX

CLAUSE

1.	INTERPRETATION	2
2.	BUSINESS OF THE GROUP	5
3.	THE BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETING	5
4.	MATTERS REQUIRING MAJORITY APPROVAL	6
5.	OPTION ON SHARES OF MANAGEMENT SHAREHOLDERS	9
6.	RESTRICTIVE COVENANTS	10
7.	MANAGEMENT AND DIVIDEND	11
8.	PUNITIVE SHARE TRANSFER	12
9.	EMPLOYEE OPTION VESTING	13
10.	PREEMPTIVE RIGHTS	13
11.	RIGHT OF FIRST REFUSAL	15
12.	CO-SALE RIGHTS	17
13.	ACCESS TO INFORMATION	19
14.	REGISTRATION RIGHTS	20
15.	WINDING UP	20
16.	COMMENCEMENT AND TERMINATION	21
17.	SEVERABILITY	22
18.	ENTIRE AGREEMENT	22
19.	NATURE OF THIS AGREEMENT	22
20.	ASSIGNMENT AND COUNTERPARTS	22
21.	NOTICES AND OTHER COMMUNICATION	23
22.	COSTS AND EXPENSES	23
23.	SEVERAL LIABILITIES	23
24.	GOVERNING LAW AND JURISDICTION	23

SCHEDULE 1	PERSONS NAMED IN AS SHAREHOLDERS
SCHEDULE 2	ADDRESS AND FAX NUMBERS FOR NOTIFICATION
SCHEDULE 3	FORM OF DEED OF ADHERENCE
SCHEDULE 4	REGISTRATION RIGHTS

(i)